EXHIBIT No. 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Greene County Bancshares, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-08609, 333-115054, and 333-117791) on Forms S-8 of Greene County Bancshares, Inc. of our reports dated February 28, 2007, with respect to the consolidated financial statements of Greene County Bancshares, Inc. and subsidiaries, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in Greene County Bancshares Inc.’s 2006 Annual Report on Form 10-K.

/s/ Dixon Hughes PLLC

Atlanta, Georgia
February 28, 2007